Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333‑90462, 333-90464, 333-115654, 333-115653, 333-04167, 333-175239, and 333-198256 on Form S-8 of ICU Medical, Inc. of our report dated December 16, 2016, with respect to the combined balance sheets of Pfizer Infusion Systems as of October 2, 2016 and December 31, 2015, and the related combined statements of income (loss) and comprehensive income (loss), business unit equity, and cash flows for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31, 2015 and 2014, which report appears in the Form 8‑K/A of ICU Medical, Inc. dated April 21, 2017.

/s/ KPMG LLP
New York, New York
April 21, 2017